Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 24, 2023, relating to the financial statements of Reinsurance Group of America, Incorporated and subsidiaries and the effectiveness of Reinsurance Group of America, Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Reinsurance Group of America, Incorporated and subsidiaries for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Saint Louis, Missouri

March 15, 2023